Exhibit 1

Rio de Janeiro, September 17, 2014.

BM&FBOVESPA S.A. Bolsa de Valores, Mercadorias e Futuros

Company Monitoring Superintendency

CC:	Brazilian Securities and Exchange Commission
Mr. Fernando Soares Vieira - Superintendency of Corporate Relations
Mr. Waldir de Jesus Nobre - Superintendency of Relations with the Market and Intermediaries

Re: Official Letter SAE 2947/14

Dear Sirs,

Oi S.A. (“Oi” or the “Company”), in response to the Letter SAE 2947/14 of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBovespa”), transcribed below (the “Official Letter”), presents the following clarifications with respect to recent fluctuations in the Company’s shares and the increase in the number of trades and quantities traded on the dates described in the Official Letter.

“In light of the recent fluctuations in the Company’s shares, the increase in the number of trades and quantities traded, as set forth below, we request that the Company inform us of any fact that justifies this fluctuation by September 17, 2014.

Common Shares
Prices (R$ per share)
Date	Open	Low	High	Average	Close	% Change	# Traded.	Quantity	Volume
09/03/2014	1.47	1.47	1.53	1.50	1.53	4.08	2,283	12,972,600	19,492,983.00
09/04/2014	1.51	1.51	1.58	1.56	1.56	3.31	3,082	8,123,800	12,669,008.00
09/05/2014	1.57	1.57	1.68	1.64	1.66	6.41	1,403	3,561,600	5,848,041.00
09/08/2014	1.69	1.63	1.73	1.68	1.66	0.00	2,199	3,137,000	5,267,632.00
09/09/2014	1.71	1.54	1.71	1.61	1.54	-6.10	3,304	7,625,800	12,246,767.00
09/10/2014	1.54	1.51	1.62	1.56	1.61	3.21	1,575	3,557,500	5,532,321.00
09/11/2014	1.63	1.59	1.64	1.61	1.60	0.00	1,539	3,978,200	6,422,392.00
09/12/2014	1.58	1.56	1.62	1.59	1.59	-1.24	1,428	2,897,800	4,619,027.00
09/15/2014	1.61	1.56	1.61	1.57	1.58	-1.25	973	2,274,600	3,575,577.00
09/16/2014*	1.60	1.58	1.78	1.72	1.70	7.59	2,355	6,849,100	11,762,420.00

*	As of 5:06 p.m.

Preferred Shares
Prices (R$ per share)
Date	Open	Low	High	Average	Close	% Change	# Traded	Quantity	Volume
09/03/2014	1.44	1.43	1.51	1.48	1.49	3.47	7,323	38,892,400	57,458,883.00
09/04/2014	1.49	1.49	1.56	1.53	1.54	4.05	30,998	59,183,500	90,449,539.00
09/05/2014	1.54	1.53	1.61	1.59	1.60	4.58	10,995	34,678,900	55,054,834.00
09/08/2014	1.63	1.57	1.67	1.63	1.62	1.25	16,498	58,425,100	95,045,607.00
09/09/2014	1.66	1.48	1.67	1.58	1.48	-6.92	11,601	74,207,400	117,239,326.00
09/10/2014	1.47	1.46	1.56	1.51	1.56	4.70	11,102	50,728,800	76,538,251.00
09/11/2014	1.56	1.51	1.58	1.55	1.51	-1.95	5,497	32,741,100	50,851,517.00
09/12/2014	1.50	1.49	1.56	1.52	1.51	-0.66	9,793	25,874,300	39,400,671.00
09/15/2014	1.52	1.50	1.54	1.52	1.51	0.00	7,606	17,067,200	25,930,506.00
09/16/2014*	1.54	1.53	1.72	1.65	1.63	7.94	38,477	77,559,000	128,305,345.00

*	As of 5:06 p.m.

We inform you that this request is within the framework of the Cooperation Agreement, signed by the CVM and BM&FBOVESPA on December 13, 2011, and that non-compliance may result in a punitive fine imposed by the Superintendency of Corporate Relations of the CVM, subject to the terms of CVM Instruction No. 452/07.

Regards,”

In response to the Official Letter, the Company clarifies that, ever since news of the investments made by certain subsidiaries of Oi in securities of Rio Forte Investments while they were still subsidiaries of Portugal Telecom SGPS S.A. (“PT SGPS”) was made public, the Company’s shares have experienced extraordinary volatility.

In addition, on August 26, 2014, it filed a Material Fact disclosing that it entered into an agreement with Banco BTG Pactual S.A. to act as agent, pursuant to article 693 of the Civil Code, acting in its own name for and on behalf of Oi to review alternatives with the purpose of enabling a viable proposal for the acquisition of the shares of TIM Participações S.A. indirectly held by Telecom Italia SpA.

Also, in recent weeks, news has been published about the potential consolidation of the Brazilian telecommunications market, including many stories that did not even mention the Company, but may affect the shares.

In addition to the aforementioned matters, it is possible that the observed volatility was in part a result of market expectations regarding corporate approvals that have already been obtained, as well as the CVM approval that will be required, for the exchange of shares and call option to purchase shares, which were agreed upon by the Company and PT SGPS in order to resolve issues related to the investments in securities of Rio Forte Investments.

Against this backdrop, the Company reaffirms its commitment to maintain its shareholders and the market informed of material and significant aspects of its business.

Having stated our position with respect to the Official Letter, we remain at your disposal for additional clarifications.

Regards,

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Oi S.A.

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